SUBADVISORY AGREEMENT

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of

FRANKLIN INDIA GROWTH FUND

            THIS SUBADVISORY AGREEMENT made as of March 1, 2014, and amended as of November 1, 2014, by and between FRANKLIN ADVISERS, INC., a California corporation (hereinafter called “FAV”), and TEMPLETON ASSET MANAGEMENT LIMITED, a corporation organized under the laws of and based in Singapore (hereinafter called “TAML”).

WHEREAS, FAV and TAML are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment advice and investment management services as an independent contractor; and

WHEREAS, FAV, pursuant to an amended and restated investment management agreement dated as of May 1, 2013 (the “Management Agreement), has been retained to provide investment management and administrative services to Franklin India Growth Fund (the “Fund”), a series of Franklin Templeton International Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, FAV desires to retain TAML to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and TAML is interested in furnishing such services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1.         FAV hereby retains TAML and TAML hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

                        a.         Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, TAML agrees to provide certain investment advisory services for the Fund as agreed upon from time to time by FAV and TAML, including management of the investment and the reinvestment of the Fund’s securities and investments of issuers located in or operating within India and the surrounding countries and such other investments as may be consistent with the Fund’s investment strategies as set forth in the Fund’s Prospectus and Statement of Additional Information, as amended from time to time. TAML shall have authority to (i) determine what securities and other investments

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will be purchased, retained or sold by the Fund and (ii) place purchase and sale orders on behalf of the Fund.

                        b.         In performing these services, TAML shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust and Bylaws, and to the investment guidelines most recently established by FAV (all as may be amended from time to time), and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                        c.         Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, TAML shall report daily all transactions effected by TAML on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

d.         TAML shall provide to FAV such reports as FAV may reasonably request including reports in advance of the regular meetings of the Board for FAV to include with their reports and presentations to the Board.

e.         In carrying out its duties hereunder, TAML shall comply with all reasonable instructions of the Fund or FAV in connection therewith.

f.          TAML, at its expense, may select and contract with one or more subadvisers, registered under the Investment Advisers Act of 1940, to perform some or all of the services for the Fund for which it is responsible under this Agreement.  TAML will compensate any sub-sub-adviser for its services to the Fund.  TAML will evaluate any subadvisers and will make recommendations to the Board about the hiring, termination and replacement of a subadviser.  TAML also may terminate the services of any subadviser at any time in its sole discretion, and shall at such time assume the responsibilities of such subadviser unless and until a successor subadviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained.  TAML will continue to have responsibility for all advisory services furnished by any subadviser and will supervise each subadviser in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

2.         a.         TAML shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the Fund’s policies with respect thereto and as set forth in the Fund’s Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”), Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, TAML shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the

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SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by TAML for the period and in the place required by Rule 31a-2 under the 1940 Act.

b.         In placing orders or directing the placement of orders for the execution of portfolio transactions, TAML shall select brokers and dealers for the execution of the Fund’s transactions. In selecting brokers or dealers to execute such orders and subject to any policies and procedures adopted by the Trust’s Board, TAML is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which may enhance TAML’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the 1934 Act that TAML may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if TAML determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or TAML’s overall responsibilities to TAML’s discretionary accounts.

3.         a.         TAML shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

b.         It is understood that the services provided by TAML are not to be deemed exclusive. FAV acknowledges that TAML may have investment responsibilities, or render investment advice to, provide investment recommendations to, or perform other investment advisory services for, individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. FAV agrees that TAML may give advice, make recommendations, provide research or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given, the recommendations provided to FAV or the timing or nature of action taken with respect to the Fund.  In providing these services, TAML may use information furnished by others to FAV and TAML in providing services to such other Clients, subject to any applicable policies of the Trust and FAV.

4.         TAML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

5.         TAML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, and may not be withheld where TAML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

6.         a.         FAV shall pay a monthly fee in cash to TAML at the annual rate of 90% of the net investment advisory fee payable by the Fund to FAV (the “Net Investment Advisory

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Fee”), calculated daily, which fee shall be payable on the first business day of each month in each year as compensation for the services rendered and obligations assumed by TAML during the preceding month.

For purposes of this Agreement, the Net Investment Advisory Fee payable to FAV shall equal (i) 96% of an amount equal to the total investment management fees payable to FAV, minus any Fund fees and/or expenses waived or reimbursed by FAV, minus (ii) any fees payable by FAV to Franklin Templeton Services, LLC for fund administrative services.

The subadvisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by TAML relating to the previous month.

b.         If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

7.         a.         In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of TAML, neither TAML nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

b.         Notwithstanding paragraph 7(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by TAML pursuant to authority delegated as described in Paragraph 1(a), TAML shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

c.         No provision of this Agreement shall be construed to protect any director or officer of FAV or TAML from liability in violation of Sections 17(h) or (i) of the 1940 Act.

8.         During the term of this Agreement, TAML will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities.

9.         This Agreement shall be effective as of the date given above, and shall continue in effect for two years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of

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the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

10.       This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FAV and TAML, and by FAV or TAML upon sixty (60) days’ written notice to the other party.

11.       This Agreement shall terminate automatically in the event of any assignment hereof, as defined in the 1940 Act, or (ii) in the event of any act or event that terminates the Management Agreement.

12.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, TAML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. TAML further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

13.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.       The terms “majority of the outstanding voting securities” of the Fund and “interested persons” shall have the meanings as set forth in the 1940 Act.

15.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

16.       TAML acknowledges that it has received notice of and accepts the limitations of the Trust’s and the Fund’s liability as set forth in the Trust’s Certificate of Trust and Agreement and Declaration of Trust. TAML agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that TAML shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By: /s/Edward B. Jamieson

         Edward B. Jamieson

Title: President and Chief Investment Officer

TEMPLETON ASSET MANAGEMENT LTD.

By:  /s/Vijay C. Advani

            Vijay C. Advani

Title:    Director

            Franklin Templeton International Trust, on behalf of Franklin India Growth Fund, hereby acknowledges and agrees to the provisions of paragraphs 7(a) and 8 of this Agreement.

FRANKLIN TEMPLETON INTERNATIONAL TRUST on behalf of FRANKLIN INDIA GROWTH FUND

By:  /s/Steven J. Gray

            Steven J. Gray

Title:   Vice President and Assistant Secretary

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